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                                                                   Exhibit 10.15


                       LIMITED PROXY AND VOTING AGREEMENT


        This Limited Proxy and Voting Agreement (the "Agreement") is made as of the 21st day of July, 1997 (the "Effective Date"), by and between Microsoft Corporation ("Microsoft") and Progressive Networks, Inc. (the "Company").

                                    RECITALS

        A. The Company and Microsoft are entering into a Series E Preferred Stock Purchase Agreement dated as of the Effective Date (the "Purchase Agreement") pursuant to which the Company is selling to Microsoft shares of the Company's Series E Convertible Preferred Stock (the "Series E Preferred") and a warrant to purchase additional shares of Series E Preferred (the "Series E Warrant").

        B. The obligation of the Company to issue and sell the Series E Preferred and the Series E Warrant under the Purchase Agreement is conditioned upon, among other things, the execution and delivery by Microsoft of this Agreement.

        C. In connection with the consummation of the Purchase Agreement, Microsoft has agreed to make the provisions set forth below with respect to the future voting of any and all shares of the Company's nonvoting capital stock which Microsoft is acquiring pursuant to the Purchase Agreement, including upon exercise, if ever, of the Series E Warrant, or will acquire in the future, including but not limited to through conversion of the Series E Preferred into a series of nonvoting common stock (the "Series E Common Stock") or the receipt of additional shares of nonvoting stock issued in connection with a stock dividend, stock split or other recapitalization (all of such nonvoting shares shall be referred to, collectively, as the "Shares").

                                    AGREEMENT

        In consideration of the foregoing and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Microsoft agrees as follows:

        1. Voting Agreement. During the term of this Agreement, Microsoft hereby agrees to vote all Shares as follows:


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                (a) With the exception of voting on the following matters, which are expressly excluded from the scope of this Agreement:

                       (i) any amendment or repeal of any provision of, or the addition of any provision to, the Company's Articles of Incorporation to the extent such action would adversely alter or change the preferences, rights, or privileges of the Series E Preferred in a way that does not alter or change in a substantially similar manner the preferences, rights, or privileges of all of the other outstanding classes or series of Preferred Stock or otherwise disadvantage disproportionately the holders of Series E Preferred;

                       (ii) any amendment or repeal of any provision of, or the addition of any provision to, the Company's Articles of Incorporation to the extent such action would adversely alter or change the preferences, rights, or privileges of the Series E Common Stock in a way that does not alter or change in a substantially similar manner the preferences, rights, or privileges of all of the other outstanding classes or series of Common Stock or otherwise disadvantage disproportionately the holders of Series E Common Stock;

                       (iii) any increase or decrease in the authorized number of shares of Series E Preferred or Series E Common Stock;

                       (iv) the authorization, creation or issuance of any shares of (A) Preferred Stock or securities convertible into Common Stock prior or superior to the Series E Preferred as to dividends, distributions, conversion rights, redemption rights or liquidation preference, or (B) Common Stock prior or superior to the Series E Preferred or Series E Common Stock as to dividends, distributions, redemption rights or liquidation preference;

                       (v) any increase in the rights, preferences, or number of authorized shares of any existing class or series of (A) Preferred Stock that, after giving effect to the amendment, has rights or preferences with respect to dividends, distributions, conversion rights, redemption rights or liquidation preference that are prior or superior to the Series E Preferred; or (B) Common Stock that, after giving effect to amendment, has rights or preferences with respect to dividends, distributions, conversion rights, redemption rights or liquidation preference that are prior or superior to the Series E Common Stock;

                       (vi) any merger, consolidation or statutory share exchange where (A) the conversion ratio or exchange rate, as applicable, is not equal in value on an as-if-converted-to-common stock basis for all shareholders or (B) any holder of Series E Preferred or Series E Common Stock is required to make any representation or warranty, other than representations and warranties required by


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all shareholders, under the definitive agreement with respect to such merger, consolidation or share exchange;

                       (vii) any amendment that would cancel or otherwise affect rights to distributions or dividends on all or part of the Series E Preferred in a way that does not alter or change in a substantially similar manner the preferences, rights, or privileges of all of the other outstanding classes or series of Preferred Stock or otherwise disadvantage disproportionately the holders of Series E Preferred;

                       (viii) any amendment that would cancel or otherwise affect rights to distributions or dividends on all or part of the Series E Common Stock in a way that does not alter or change in a substantially similar manner the preferences, rights, or privileges of all of the other outstanding classes or series of Common Stock or otherwise disadvantage disproportionately the holders of Series E Common Stock;

                       (ix) in those situations where holders of Series E Preferred do not vote as a separate series, any transaction in which such holders intend to abstain or not vote in favor of a proposed transaction in order to exercise their dissenters' rights, except in a transaction where the exercise by the holders of Series E Preferred of their dissenters' rights would cause the transaction not to qualify for pooling-of-interests accounting treatment and such qualification is a requirement of the transaction; provided, however, that, in the event that a holder of Series E Preferred would otherwise have elected to exercise dissenters' rights with respect to such a pooling-of-interests transaction, the Company shall cause all parties to such transaction to agree to register under the Securities Act of 1933, as amended, all outstanding shares of Series E Preferred as soon as such registration is permissible legally and in accordance with the accounting principles with respect to pooling-of-interests (e.g., immediately following one 30-day combined reporting period following the transaction); or

                       (x) in those situations where holders of Series E Common Stock, if any, do not vote as a separate series, any transaction in which such holders intend to abstain or not vote in favor of a proposed transaction in order to exercise their dissenters' rights, except in a transaction where the exercise by the holders of Series E Common Stock of their dissenters' rights would cause the transaction not to qualify for pooling-of-interests accounting treatment and such qualification is a requirement of the transaction; provided, however, that in the event that a holder of Series E Common Stock would otherwise have elected to exercise dissenters' rights with respect to such a pooling-of-interests transaction, the Company shall cause all parties to such transaction to agree to register under the Securities Act of 1933, as amended, all outstanding shares of Series E Common Stock as soon as such registration is permissible legally and in


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accordance with the accounting principles with respect to pooling-of-interests
(e.g., immediately following one 30-day combined reporting period following the transaction);

Microsoft hereby agrees, with respect to each matter submitted to the shareholders for a vote in which the holders of nonvoting shares have voting rights under the Washington Business Corporation Act or other applicable law, to vote the Shares as recommended by the Company's Board of Directors.

                (b) Microsoft hereby agrees to vote the Shares in favor of adoption of the Amended and Restated Articles in the form attached as Exhibit J to the Purchase Agreement.

        2. Irrevocable Proxy. Microsoft hereby irrevocably appoints Rob Glaser, but if he is unable to act, Bruce Jacobsen, as its proxy, with full power of substitution, to execute written consents and vote all Shares with respect to, the matters as provided in Section 1. Microsoft acknowledges that this proxy is coupled with an interest pursuant to RCW 23B.07.220(4)(e) and is therefore irrevocable during the term of this Agreement.

        3. Termination. This Agreement shall terminate upon the earlier of:

                (a)the date upon which Microsoft no longer holds any Shares;

                (b) upon conversion of the Series E Preferred into voting common stock; and

                (c) ten (10) years after the Effective Date.

        4. Rights and Obligations Upon Transfer. All transferees of Microsoft will be bound by the terms of this Agreement. Microsoft shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, any Shares unless the person or entity so acquiring such Shares shall first agree in writing, delivered to the Company, to be bound by all the terms of this Agreement with respect to such Shares to the same extent as is Microsoft. A transferee shall be bound by this Agreement only with respect to Shares received from Microsoft. It is expressly agreed by the parties that any sale or transfer made contrary to the provisions of this Section 4 shall be null and void.



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        5. Legend.

                (a) Each certificate representing any Shares held by Microsoft or any transferee, or as to which it has voting power, shall bear the following legend (the "Legend") until such time as the shares represented thereby are no longer subject to the provisions of this Agreement:

                THESE SHARES ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS BY VIRTUE OF A PROXY AND VOTING AGREEMENT, AS AT ANY TIME AMENDED IN ACCORDANCE WITH THAT CERTAIN PROXY AND VOTING AGREEMENT, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

                (b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying the Legend.

        6. Specific Enforcement. The Company and Microsoft acknowledge and agree that the Company and Microsoft will each be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by either the Company or Microsoft, Microsoft or the Company, as applicable, shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Agreement.

        7. Miscellaneous. The provisions of Section 7 of the Purchase Agreement are incorporated in this Agreement by this reference as of they were set forth in this Agreement; provided, that this Agreement may be amended only by a written instrument executed by both the Company and Microsoft.

        IN WITNESS WHEREOF, the undersigned have executed this Limited Proxy and Voting Agreement as of the date set forth above.


                                              MICROSOFT CORPORATION


                                              By /s/ Greg Maffei
                                                 -------------------------------
                                                   Its Vice President, Corporate
                                                       Development; Treasurer


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                                              PROGRESSIVE NETWORKS, INC.



                                              By /s/ Rob Glaser
                                                 -------------------------------
                                                     Its CEO
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